UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 22, 2002

BAY VIEW CAPITAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	001-14879	94-3078031

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive, San Mateo, California	94404

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 312-7200

N/A

(Former name, former address, and former fiscal year, if changed since last report)

Item 5. Other Information and Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2
Exhibit 99.1

Item 5. Other Information and Regulation FD Disclosure.

     On July 22, 2002, Bay View Bank, N.A., a wholly owned subsidiary of Bay View Capital Corporation (the “Company”), executed a definitive agreement with U.S. Bank National Association, a wholly owned subsidiary of U.S. Bancorp, pursuant to which U.S. Bank will purchase and assume Bay View Bank’s deposits, branches and branch and service center operations, as well as approximately $376.0 million of single family, home equity and commercial loans. The Company is guaranteeing all obligations of Bay View Bank under the agreement. A copy of the agreement is included as Exhibit 2.1 to this Form 8-K/A Report and is incorporated herein by reference, and the following summary is qualified in its entirety by reference thereto.

     At closing of the transaction, U.S. Bank will pay Bay View Bank the sum of: (i) a 14% deposit premium (based upon the average daily balances of deposits for the 30 calendar days ending on the business day prior to the closing date) plus $5.0 million, (ii) the principal amount of the loans being sold less a loan loss reserve of approximately $2.3 million, (iii) the net book value of real property and personal property utilized by the branches and improvements thereto and (iv) the face amount of coins and currency. Bay View Bank will pay to U.S. Bank at closing an amount equal to the deposits being assumed by U.S. Bank, net of the amounts payable by U.S. Bank to Bay View Bank as described in the preceding sentence. The amounts paid at closing will be subject to a post-closing adjustment based upon a balance sheet as of the closing date prepared after closing by U.S. Bank and subject to Bay View Bank’s review.

     Closing will occur on the first day of the next month following the date on which all conditions to closing are satisfied or waived. Conditions to closing include: (i) the continued accuracy of representations and warranties of the parties, as well as their compliance with their respective covenants, (ii) receipt of required approvals from federal banking regulatory agencies, (iii) approval by the Company’s stockholders of the agreement and the Company’s plan to convert the Company’s assets to cash and make distributions to stockholders, (iv) completion by Bay View Bank of additional asset sales, or otherwise securing financing, in order to fund U.S. Bank’s assumption of the deposits at closing, (v) there not having occurred any event or condition that would have a material adverse effect on Bay View Bank and (vi) delivery of specified opinions and third-party consents.

     Bay View Bank also executed an agreement with U.S. Bank pursuant to which Bay View Bank will provide deposit operations, cash management and loan accounting services with respect to the loans being sold from the closing date until May 14, 2003, subject to possible extension until not later than July 31, 2003.

     On July 22, 2002, Bay View Bank also executed a definitive agreement with Washington Mutual Bank, FA pursuant to which Washington Mutual Bank will purchase approximately $1.0 billion of multifamily and commercial real estate loans. A copy of the agreement is included as Exhibit 2.2 to this Form 8-K/A Report and is incorporated herein by reference, and the following summary is qualified in its entirety by reference thereto.

     At closing, Washington Mutual Bank will pay to Bay View Bank the aggregate principal amount of the loans plus 25 basis points. Bay View Bank is also entitled to receive accrued interest for each loan from the date last paid through the closing date plus the amount of outstanding reimbursable advances as of the closing date. The purchase price will be reduced by any environmental insurance policy premium payable by Washington Mutual Bank for environmental insurance coverage with respect to specified loans.

     The agreement with Washington Mutual provides that the entire amount of the purchase price will be paid at closing except for $25.0 million, which will be held back and accrue interest at the three-month certificate of deposit rate quoted by Washington Mutual Bank on the closing date. This amount will be payable to Bay View Bank as follows: (i) $10.0 million on September 4, 2002; (ii) $5.0 million on October 3, 2002; (iii) $3.0 million on November 5, 2002 and (iv) $7.0 million on December 27, 2002. Each such payment is subject to the condition that there then exists no payment default or material non-payment default by Bay View Bank under a related agreement between Washington Mutual Bank and Bay View Bank pursuant to which Bay View Bank will provide servicing functions for the loans being sold from the closing date until an agreed upon date not later than 120 days subsequent to the closing date. A further condition to the final payment of $7.0 million is Bay View Bank’s compliance with its obligation to correct specified loan document deficiencies.

     Closings for the sale of the loans are expected to be held on August 7, 2002 and August 30, 2002, or upon such other dates as agreed upon by the parties. The closings are subject to customary closing conditions for a transaction of this type.

     On July 22, 2002, the Company issued a press release to announce (i) the signing of the definitive agreement with U.S. Bank, (ii) a strategic plan to convert the Company’s assets to cash with the goal of making cash distributions to the Company's stockholders as a return on capital and (iii) the signing of the definitive agreement with Washington Mutual Bank. The press release is attached as Exhibit  99.1 to this Form 8-K/A Current Report and is incorporated herein by reference, and the preceding summary is qualified in its entirety by reference thereto.

Item 7. Financial Statements and Exhibits.

     See Exhibit Index to this Form 8-K/A Current Report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY VIEW CAPITAL CORPORATION Registrant

DATE: July 24, 2002	BY:	/s/ Robert B. Goldstein

Robert B. Goldstein President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase and Assumption Agreement dated as of July 22, 2002
between Bay View Bank, N.A. and U.S. Bank National Association (the exhibits and schedules to this agreement have been omitted pursuant to Item 601 (b) (2) of Regulation S-K and will be provided supplementally to the Securities and Exchange Commission upon its request).

2.2	Mortgage Loan Purchase Agreement dated July 22, 2002 between Bay View Bank, N.A. and Washington Mutual Bank, FA (the exhibits and schedules to this agreement have been omitted pursuant to Item 601 (b) (2) of Regulation S-K and will be provided supplementally to the Securities and Exchange Commission upon its request).

99.1	Press release dated July 22, 2002 issued by the Company.